                                                                   Exhibit 2.1

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS



         THIS AGREEMENT, made this 18th day of November, 1997, by and among Chemi-Trol Chemical Co., an Ohio corporation having its principal office in Fremont, Ohio ("Seller"), and Eagle Tools, Inc., an Ohio corporation having its principal office in Guilford County, North Carolina ("Purchaser").

                              W I T N E S S E T H:

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1. DEFINITIONS.

         (a) In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

         "Bill of Sale" means the Bill of Sale substantially in the form of
Exhibit 1 hereto.

         "Closing" means the consummation of the purchase and sale of the Purchased Assets and the related transactions, all as described in this Agreement.

         "Encumbrance" means any pledge, lien, encumbrance, security interest, restriction, lease, license, or adverse claim.

         "Inventory" shall have the meaning set forth in Section 2(a) of this Agreement.

         "B Inventory" means overstocked, obsolete, or discontinued product manufactured, distributed, or sold by the Seller and in its possession at Closing.


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

         "Overstocked" inventory means any item for which there is more than a one year supply based on sales for the period beginning November 1, 1996, through October 31, 1997.

         "Lease Agreement" means the Lease Agreement substantially in the form of Exhibit 2 hereto.

         "Lifts" means products which are not manufactured, distributed or sold by the Seller in the regular course of its business but are in its possession as a result of receiving the same from customers or potential customers.

         "Promissory Note" means the Purchaser's Promissory Note substantially in the form of Exhibit 3 hereto.

         2. PURCHASE AND SALE OF ASSETS.

              (a) Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing, all of the equipment, machinery, tooling, fixtures, dies and patterns, vehicles, office equipment, furniture, shelving, the name "Cal-Van Tools", goodwill, a list of past, present, and prospective customers and suppliers, patents, trade names, trade marks, and service marks, to the extent the same exist as of the Closing except for those items listed on the attached Schedule 1, hereinafter referred to collectively as "Equipment", and finished inventory, work in progress, and raw material, all of which is good and saleable, excluding B Inventory and Lifts, hereinafter referred to collectively as "Inventory", all of


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
         which is located at the office and plant of the Seller at 1500 Walter Avenue, Fremont, Ohio and referred to herein as the "Purchased Assets".

              (b) The Purchased Assets shall be conveyed free and clear of all encumbrances.

              (c) The assets purchased pursuant to this Agreement do not include Lifts which shall be consigned to the Purchaser to be sold subject to the prior approval of the Seller. The Purchaser shall make a good faith effort to sell the Lifts at the best price possible. The Seller shall pay the Purchaser as compensation for the sale of Lifts twenty (20%) percent of the sums derived from such sales by the Purchaser.

              (d) The assets purchased pursuant to this Agreement do not include B Inventory, which shall be consigned to the Purchaser to be sold subject to the prior approval of the Seller except when sold in the ordinary course of business at a sales price at or above the Seller's carrying value for such B Inventory. The Purchaser shall make a good faith effort to sell the B Inventory at the best price possible. The Seller shall pay the Purchaser as compensation for the sale of B Inventory twenty (20%) percent of the sums derived from such sales by the Purchaser.

         3. PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by Seller to Purchaser, and in reliance upon the representations and


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
warranties made herein by Seller, Purchaser will pay to Seller a total purchase price for the Purchased Assets as follows:

              (a) At the Closing, Purchaser shall pay to Seller the sum of $500,000.00 for the Equipment by wire transfer or immediately available funds.

              (b) Purchaser shall pay the Seller the sum of $4,400,000.00, subject to an audit prior to Closing based on book value of the Inventory, for the Inventory as follows:

                  (i) Purchaser shall pay to Seller the sum of $1,000,000.00 by wire transfer or immediately available funds at the Closing. In the event the net sales of Cal Van Tools during the twelve month period following the closing exceed $9,000,000.00, then the Purchaser shall pay to the Seller as principal on the Promissory Note the sum of $1,000,000.00 on the first day of the fifteenth month following the date of Closing and the principal balance due on the Promissory Note shall thereby be reduced by $1,000,000.00. The Purchaser shall make a good faith effort to sell such products and shall furnish the Seller a monthly report on such sales for the twenty-four (24) months following the Closing.

                  (ii) Purchaser shall execute and deliver to Seller the
              Promissory Note in the principal amount of $3,400,000.00 subject to any adjustments as provided in Sections 3(b)(ii)(5) and 3(b)(ii)(6) containing the following terms and conditions:


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
                       (1) The interest rate shall be the rate of seven and
                  five-eights (7.625%) per cent per annum. In the event the net sales of Cal Van Tools during the twelve month period following the closing exceed $9,000,000.00, then the interest rate shall be increased to eight and one half (8.5%) percent per annum effective the first day of the fifteenth month following the date of Closing.

                       (2) Interest payments only shall be payable for the first
                  twelve (12) payments on the Promissory Note with the first payment commencing on the first day of the first month following the Closing and continuing on the first day of each month for a total of twelve (12) such payments.

                       (3) Principal and interest payments shall commence on the
                  first day of the thirteenth (13th) month following the Closing Date. The amount of the monthly principal and interest payment shall be determined by amortizing the balance of the Promissory Note over a four (4) year period at the interest rate of seven and five-eights (7.625%) percent per annum. In the event the interest rate is increased to eight and one half (8.5%) percent per annum under paragraph 3(b)(ii)(3), the principal and interest payments shall be adjusted




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
                  accordingly effective the first day of the fifteenth month following the closing.

                       (4) The balance of the principal and interest due on the
                  Promissory Note shall be payable in a balloon payment due and payable on the first (1st) day of the forty-ninth (49th) month following the Closing.

                       (5) On the second anniversary date of the Closing, the
                  principal balance due under the Promissory Note shall be reduced by the book value of the Inventory sold by Seller at closing but not sold by the Purchaser. Purchaser will make its best efforts to sell the Inventory and will provide the Seller with a monthly report on the status of the Inventory. The Purchaser shall give the Seller and the Seller's attorney, accountants, and representatives access to all books and records pertaining to sale of the Inventory, Lifts, and B Inventory through December 31, 2000. Such unsold Inventory, Lifts, and B Inventory shall be reconveyed by the Purchaser to the Seller. The amount of the monthly principal and interest payments shall remain the same.

                       (6) On the first anniversary of the Closing, an interim
                  review of the Inventory shall be made by




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
                  the parties for the purpose of determining if an agreement as to the Inventory can be reached.

         4. ADJUSTMENTS TO PURCHASE PRICE. The purchase price shall be adjusted based on an inventory conducted by the parties on or immediately prior to the closing date. Any adjustment in the purchase price shall be reflected in the amount of the promissory note.

         5. CLOSING. The Closing shall take place at 10:00 A.M., on the 18th day of November, 1997 at the offices of the Seller at 1500 Walter Avenue, Fremont, Ohio or at such other time and place as the parties may agree (the "Closing Date").

         6. SELLER'S OBLIGATIONS AT CLOSING.

                (a) At the Closing, the Seller will deliver to Purchaser:

                    (i) the Bill of Sale duly executed by Seller;

                    (ii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good and marketable title to the Purchased Assets;

                    (iii) all Contracts, files and other data and documents pertaining to the Purchased Assets; and

                    (iv) a copy of the resolutions duly adopted by the Board of Directors of Seller, certified by the Secretary of Seller, authorizing the sale of the Purchased Assets, and the other transactions contemplated by this Agreement.

                (b) At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver such other instruments of


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
sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Purchased Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

         7. PURCHASER'S OBLIGATIONS AT CLOSING.

         (a) At the Closing, Purchaser shall:

             (i) Pay to Seller the sum of $500,000.00 as provided by Section
             2(a);

             (ii) Pay to Seller the sum of $1,000,000.00 as provided by Section 2(b)(i);

             (iii) Deliver to Seller the Promissory Note, duly executed by Purchaser, as provided by Section 2(b)(ii), and the guaranty of said Promissory Note executed by Horizon Tool, Inc. as provided by
             Section 17;

             (iv) Deliver to Seller a copy of Resolutions, duly adopted by the Board of Directors of Purchaser, certified by the Secretary of Purchaser, authorizing the purchase of the Purchased Assets, pursuant to this Agreement, the Purchaser's Promissory Note, and the other transactions contemplated by this Agreement.

         8. LEASE TERMS: Purchaser and Seller shall enter into a Lease Agreement providing for the Purchaser to lease the premises located at 1500 Walter Avenue, Fremont, Ohio for a period of one year with an option to renew the lease for one additional year. The Lease shall provide for monthly lease payments during the first six months of the Lease of $12,000.00 and monthly lease payments

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
for the second six months of the Lease of $13,250.00. Monthly lease payments for the option year of the Lease shall be $13,500.00 per month. The Lease shall further provide for the Purchaser to pay all ordinary maintenance expenses, utilities, taxes, and insurance allocable to the term of the Lease and further that the Purchaser may terminate the Lease after the first six months upon sixty days written notice to the Seller.

         9. PURCHASE ORDER. Upon the execution of this Agreement the Seller shall give to the Purchaser a purchase order for $300,000.00 from the Seller for metal stamping. The Purchaser shall not increase prices on such metal stamping from the date of the Closing through December 31, 1998.

         10. REPRESENTATIONS AND WARRANTIES BY SELLER. The Seller represents and warrants to Purchaser as follows:

             (a) ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Ohio; it has all requisite corporate power and authority and is entitled to carry on the business as now being conducted and to own, lease or operate its properties as and in the places where its business are now conducted and its properties are now owned, leased or operated.

             (b) EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a


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
         default, right to accelerate or loss of rights under, or result in, cause or create any liability or encumbrance pursuant to, any provision of Seller's Articles of Incorporation or regulations or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree or other legal or contractual requirement to which Seller is a party or the Purchased Assets may be bound or affected. Seller has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement, the Bill of Sale and the Lease Agreement have been properly taken and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

             (c) LITIGATION. There is no claim, legal action, suit, arbitration, governmental investigation (to Seller's knowledge), or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller, against or relating to Seller, its officers, directors or employees, its properties, assets or the Business or the transactions contemplated by this Agreement.






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
             (d) TITLE TO PROPERTIES. Seller has good, marketable title to all the Purchased Assets. None of the Purchased Assets are subject to any Encumbrance.

             (e) DISCLOSURE. No representation or warranty by Seller contained in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make such representations and warranties not misleading.

         11. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller as follows:

             (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

             (b) EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any provision of Purchaser's Articles of Incorporation or regulations or any franchise, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation


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
         or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, the Promissory Note and the Lease Agreement have been properly taken and this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

             (c) Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree, or judgment in progress either pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and the Purchaser does not know or have any reason to be aware of any basis for the same.

12. CONDUCT OF BUSINESS PRIOR TO CLOSING.

         (a) Prior to the Closing, Seller shall conduct the Business only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve the Purchased Assets in good condition and repair and maintain insurance thereon in accordance with present practices.


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
Seller will use its reasonable efforts to preserve for the benefit of Purchaser the goodwill of Seller's suppliers, customers, others having business relations with it.

         (b) The Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 10 or elsewhere in this Agreement.

         13. ACCESS TO INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give Purchaser full access to all documents, contracts, books and records of Seller pertaining to the Purchased Assets and will furnish Purchaser with copies of such documents and with such information with respect to the Purchased Assets as Purchaser may from time to time reasonably request, and Purchaser will not improperly disclose the same prior to the Closing.

         After Closing through December 31, 2000, at reasonable times and on reasonable notice, Purchaser shall give Seller and Seller's attorneys, accountants, and other representatives full access to all books and records pertaining to the purchased assets and the business to the extent such books and records are necessary for the Seller to prepare its financial reports and tax returns or to recover assets or pay liabilities.

         14. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions




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
at or prior to the Closing, and Seller shall exert its best efforts to cause each such condition to be so fulfilled:

             (a) All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the Closing Date.

             (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

             (c) There shall be delivered to Purchaser a certificate executed by President and Secretary of Seller dated the Closing Date, certifying that the conditions set forth in paragraphs (a) and (b) of this Section 14 have been fulfilled.

             (d) All documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

         15. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

             (a) All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made



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
and shall be deemed to have been made again at or as of the Closing Date.

             (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

             (c) There shall be delivered to Seller a certificate executed by the President and Secretary of Purchaser, dated the date of the Closing Date, certifying that the conditions set forth in paragraphs (a) and
         (b) of this Section 15 have been fulfilled.

             (d) The Lease Agreement and the guaranty agreements referred to in
         Section 17.

         16. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by certified mail, return receipt requested, addressed to the parties at the addresses set forth below:

         Seller            Robert W. Woolf
                           Chemi-Trol Chemical Co.
                           2776 C.R. 69
                           Gibsonburg, Ohio 43431

         Purchaser:        Michael D. Brock
                           Horizon Tool, Inc.
                           4300 Waterleaf Court
                           Greensboro, NC 27410


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
         17. CORPORATE AND PERSONAL GUARANTIES. The President and Vice-President of Horizon Tool, Inc. Michael D. Brock and Jerry M. Kenny, will execute at Closing a guaranty of the Promissory Note. In the event the Purchaser is not Horizon Tool, Inc., then Horizon Tool, Inc. will execute at Closing a guaranty of the Promissory Note, the Lease and post closing covenants contained in this agreement.

         18. INDEMNIFICATION.

         The Seller hereby agrees that it will indemnify and hold the Purchaser and Horizon Tool, Inc. (the "Indemnitees") harmless from and against any and all Loss incurred by the Indemnitees arising out of any claims, demands, or actions by any party against the Indemnitees based upon or arising from the Worker Adjustment And Retraining Notification Act, 29 U.S.C. Section 2101, et seq. or any state plant closing law.

         As used in this Agreement, the term "Loss" means the amount of any loss, liability, damage, cost or expense (including reasonable attorneys' fees) incurred by the Indemnitees arising out of the matters or circumstances referred to in Section 18(a).

         If any matter shall arise which, in the opinion of the Indemnitees, constitutes a claim subject to indemnification by Seller as provided herein (an "Indemnity Claim"), the Indemnitees shall give prompt written notice of such indemnity claim to Seller, setting forth the relevant facts and circumstances of such indemnity claim in reasonable detail and the amount of indemnity


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
sought from Seller with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to the Indemnitees' attention materially affecting any matter relating to any such indemnity claim.

         If any indemnity claim is based upon any claim, demand, suit or action of any party against the Indemnitees, then Seller shall at its own expense assume the defense of such claim, shall upon final determination thereof fully discharge at its own expense all liability of the Indemnitees with respect to such claim, and shall be entitled, in its sole discretion and at its sole expense but without any liability of the Indemnitees therefor, to compromise the settlement of such claim upon terms acceptable to Seller.

         If for any reason, the Seller fails to undertake the defense of the Indemnitees to an indemnity claim, the Purchaser may, at its option withhold any payment due to the Seller for the Purchased Assets an amount which is sufficient to fully reimburse the Indemnitees for their Loss on account of the indemnity claim.

         The Seller warrants that this indemnity is enforceable under state and federal law and agrees not to assert any such defense in response to any indemnity claim made by the Indemnitees.

         The Purchaser will hire a minimum of twenty-five employees of the Seller immediately after the Closing at wages and benefits comparable to those paid said employees by the Seller.






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
         19. RETURNED MERCHANDISE. For a period of nine (9) months following the date of Closing, all merchandise presently sold by Cal-Van Tools and in their current line, returned as defective will be the responsibility of Seller. Thereafter, all returned merchandise shall be the responsibility of the Purchaser.

         During the nine (9) month period following the Closing, Purchaser shall allow returns only for defective merchandise. Merchandise returned as defective shall be returned promptly by the Purchaser to the vendor that sold such merchandise to Cal Van for credit, i.e. the amount paid by Cal Van for such merchandise. If and when credit is received from the vendor, the amount of credit shall be remitted promptly to the Seller. Merchandise that is returned as defective shall be credited by Seller against such customers outstanding accounts receivable with Seller, if any, at the original invoiced price to the customer, less any normal allowance. If such customer has no outstanding accounts receivable with Seller or the outstanding accounts receivable are inadequate to cover the full amount of the credit to such customer, Purchaser may, in its discretion, grant such credit in the amount claimed less normal allowance. In such event, Seller shall promptly reimburse Purchaser for the amount so credited. Any returned defective merchandise is the property of Seller.

         If Purchaser chooses to accept merchandise returned as stock adjustments in accordance with sales policy, i.e. 2 for 1, during the nine month period subsequent to Closing, the customer credits and the returned merchandise will be the responsibility of Purchaser. Customer credits will be charged against Purchaser's


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
accounts receivable and returned merchandise will be added to Purchaser's inventory. It is agreed that all repackaging costs necessary to return merchandise to inventory will be charged to Seller. Such costs shall be the lesser of eighty (80.0%) of the current packaging standard cost used by the Purchaser on that item or the current item packaging standard cost used by the Seller.

         In the event any non-defective merchandise sold by Seller prior to Closing is returned for credit by Advance Auto Stores, or any other customer, without the prior written approval of the Seller or the Purchaser such returned merchandise shall be credited by the Seller against the customers outstanding accounts receivable with Seller at the historical cost of such merchandise. The merchandise returned shall be returned to inventory either as Inventory or B Inventory in accordance with the classification of such inventory at the Closing. If classified as Inventory then an amount equal to the cost of such inventory as of Closing, less any repackaging costs necessary to return such merchandise to inventory as good and saleable product, shall be added to the principal amount of the Promissory Note. If the customer has no outstanding accounts receivable balance with Seller, the Purchaser shall handle the return at its discretion.

         20. VACATION PAY AND OTHER EMPLOYEE BENEFITS. The Seller shall pay all accrued vacation pay and other employee benefits to all employees of the Seller upon their termination and shall provide all required COBRA notices.

         21. ACCOUNTS RECEIVABLE. The Purchaser will use its best efforts to conduct its business in a manner that facilitates the collection of currently outstanding accounts receivables of the Seller and minimizes returned merchandise. Purchaser will use its best efforts to allow an orderly transition to new suppliers for existing customers of the Seller which customers have elected to discontinue buying from the Purchaser.

         During the four (4) months following the Closing, all collections from accounts receivable of the Seller shall be deposited in a bank account of the Seller and disbursed daily to either the Seller or the Purchaser based on the remittance information. Thereafter, such collections shall be deposited in a bank account of the Purchaser and those collections belonging to the Seller shall be remitted daily to the Seller.

         The Seller will reimburse the Purchaser twenty five per cent (25%) of the Credit Manager's salary and related benefits and payroll taxes for six (6) months following the Closing.

         22. MISCELLANEOUS.

             (a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.






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
             (b) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns.

             (c) This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Ohio applicable to contracts made, and to be performed therein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    SELLER

                                    Chemi-Trol Chemical Co.


                                    By: /s/ Robert W. Woolf
                                       ----------------------------------------
                                    President

ATTEST:

/s/ Ken D. Lauck
------------------------------
     Secretary

                                    PURCHASER:

                                    Eagle Tools, Inc.


                                    By: /s/ Michael D. Brock
                                       ----------------------------------------
                                    President
ATTEST:

/s/ Jimy M. Kinny
------------------------------
     Secretary

                                  BILL OF SALE
                                  ------------



         Pursuant to the terms and conditions of an Agreement of Purchase and Sale of Assets (the "Agreement") dated November 18, 1997, by and between Chemi-Trol Chemical Co., an Ohio corporation having its principal office in Fremont, Ohio ("Seller"), and Eagle Tools, Inc., an Ohio corporation having its principal office in Guilford County, North Carolina ("Purchaser"), for $1.00 and other valuable consideration to it in hand paid, the receipt of which is hereby acknowledged, Seller by these presents does hereby sell, assign, transfer and convey unto Purchaser subject to the terms and conditions of the Agreement, its successors and assigns, all of the Purchased Assets, as described in Section 2 of the Agreement.

         TO HAVE AND TO HOLD said Purchased Assets unto Purchaser, its successors and assigns, to and for its use forever.

         AND, Seller does hereby confirm all of its representations and warranties with respect to the Purchased Assets as set forth in the Agreement.

         IN WITNESS WHEREOF, Seller has caused this instrument to be executed this 18th day of November, 1997.




                                    Seller:

                                    Chemi-Trol Chemical Co.



                                By: /s/ Robert W. Woolf
                                   ---------------------------------------------
                                   President

ATTEST:

/s/ Ken D. Lauck
---------------------------
Secretary



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